Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE TO
INDENTURE DATED AS OF MARCH 8, 1999

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October 24, 2018, among Pepsi-Cola Metropolitan Bottling Company, Inc. (“Metro”), Bottling Group, LLC, as guarantor (the “Guarantor”), and The Bank of New York Mellon, a banking corporation incorporated and existing under the laws of the State of New York, as successor to The Chase Manhattan Bank (the “Trustee”).

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture (as defined below).

WHEREAS, The Pepsi Bottling Group, Inc., the obligations of which were subsequently succeeded to by Metro, the Guarantor and the Trustee have heretofore executed and delivered a certain indenture, dated as of March 8, 1999 (as previously amended and as amended and supplemented hereby, the “Indenture”) providing for the issuance of Notes;

WHEREAS, pursuant to the Indenture, a series of 7% Senior Notes due 2029 was initially issued by The Pepsi Bottling Group, Inc. on March 8, 1999 (which securities were subsequently exchanged for substantially identical securities titled “7% Series B Senior Notes due 2029” in a transaction registered under the Securities Act of 1933, as amended), of which $1,000,000,000 in aggregate principal amount is currently outstanding (such initially issued Notes together with such Series B Notes, the “Outstanding Metro Notes”);

WHEREAS, pursuant to an Offer to Purchase and an Offering Memorandum, each dated October 11, 2018, as amended, PepsiCo, Inc. (“PepsiCo”) has respectively (i) offered to purchase for cash any and all Outstanding Metro Notes (the “Tender Offers”) and (ii) offered to exchange the Outstanding Metro Notes for new senior notes issued by PepsiCo (the “Exchange Offers,” and together with the Tender Offers, the “Offers”);

WHEREAS, pursuant to the Offers there have been obtained the consents (collectively, the “Required Consents”) of such proportion of the Holders of Outstanding Metro Notes as is required to approve a supplemental indenture to the Indenture to amend the Indenture as set forth in Article 1 of this Second Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, Section 802 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount of Outstanding Notes affected thereby, Metro, the Guarantor and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Indenture for the purpose of eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of Notes under the Indenture, subject to the limitations set forth therein;

WHEREAS, an Opinion of Counsel has been delivered to the Trustee to the effect that this Second Supplemental Indenture is authorized or permitted by the Indenture;

WHEREAS, Metro and the Guarantor desire and have requested that the Trustee join in the execution of this Second Supplemental Indenture for the purpose of evidencing the implementation of the Proposed Amendments;

WHEREAS, the execution and delivery of this Second Supplemental Indenture have been authorized by resolutions of the boards of directors of Metro and the Guarantor; and

WHEREAS, all conditions precedent and requirements necessary to make this Second Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, Metro, the Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

Article 1
Amendments to Indenture and Outstanding Metro Notes

Section 1.01. The Indenture is hereby amended as follows:

(a)           The following article and sections of and exhibit to the Indenture shall be deleted in their entirety and replaced with “RESERVED”:

(i)            Section 905. Corporate Existence;

(ii)           Section 906. Limitation on Liens;

(iii)          Section 907. Limitation on Sale-Leaseback Transactions;

(iv)          Article XI. Guarantee;

(v)           Section 1101. Guarantee;

(vi)          Section 1102. Execution and Delivery of the Guarantee;

(vii)         Section 1103. Limitation of Guarantor’s Liability; and

(viii)        Exhibit D. Guarantee.

(b)           Failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture. Provisions in the Indenture that authorize action by the Obligor when permitted by a deleted section or which is to be done in accordance with a deleted section shall be deemed to permit such action and references in the Indenture to deleted provisions shall also no longer have any effect or consequence under the Indenture.

(c)           Section 101 of the Indenture is hereby amended to (i) delete the following defined terms in their entirety: “Attributable Debt,” “Consolidated Net Tangible Assets,” “Exempted

Debt,” “Funded Debt,” “Guarantee,” “Guarantor,” “Lien,” “Principal Property” and “Restricted Subsidiary” and (ii) replace the definitions of “Comparable Treasury Price,” “Reference Treasury Dealer” and “Reference Treasury Dealer Quotations” with the following respective definitions:

“Comparable Treasury Price” means with respect to any Redemption Date for the Notes (i) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of any five primary U.S. Government securities dealers in the United States of America selected by the Obligor.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third Business Day preceding such Redemption Date.

(d)           The last sentence of Section 202 of the Indenture is hereby deleted and replaced with the following:

The Notes shall be in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

(e)           Section 401 of the Indenture is hereby amended and restated in its entirety as follows:

Section 401. EVENTS OF DEFAULT. “Event of Default,” wherever used herein, means with respect to the Notes any of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body);

(1)                                 default in the payment of any principal when due (whether at maturity, upon redemption or otherwise) on the Notes;

(2)                                 default in the payment of any interest (including Additional Interest, if any) on any Note, when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)                                 default in the performance or breach of any covenant or warranty of the Obligor under this Indenture, and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Obligor by the Trustee or to the Obligor and the Trustee by the Holders of at least 51% in the principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(4)                                 the entry of an order for relief against the Obligor under the Bankruptcy Code by a court having jurisdiction in the premises or a decree or order by a court having jurisdiction in the premises adjudging the Obligor a bankrupt or insolvent under any other applicable Federal or State law, or the entry of a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Obligor under the Bankruptcy Code or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Obligor or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(5)                                 the consent by the Obligor to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Obligor of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other applicable Federal or State law, or the consent by the Obligor to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Obligor or of any substantial part of its property, or the making by the Obligor of an assignment for the benefit of creditors, or the admission by the Obligor in writing of the Obligor’s inability to pay debts generally as they become due, or the taking of corporate action by the Obligor in furtherance of any such action.

(f)            Section 604 of the Indenture is hereby amended to delete subsections (1) and (3).

(g)           Section 701 of the Indenture is hereby amended and restated in its entirety as follows:

Section 701. OBLIGOR MAY CONSOLIDATE, ETC., ONLY ON CERTAIN TERMS. The Obligor may consolidate or merge with or into any Person, and may permit any such Person to consolidate with or merge into the Obligor, PROVIDED, (1) that the Obligor will be the surviving Person or, if not, that the successor Person will expressly assume by a supplemental indenture the due and punctual payment of the principal, premium, if any, and interest on the Notes and the performance of every covenant of the Indenture to be performed or observed by the Obligor and (2) the Obligor shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger and any assumption permitted or required by this Article complies with the provisions of this Article.

(h)           Section 702 of the Indenture is hereby amended and restated in its entirety as follows:

Section 702. SUCCESSOR CORPORATION SUBSTITUTED. Upon any consolidation or merger in accordance with Section 701, as the case may be, the successor Person will succeed to and be substituted for the Obligor, as Obligor on the Notes, with the same effect as if it had been named in this Indenture as the Obligor and the Obligor shall thereupon be released from all obligations hereunder and under the Notes.

(i)            All provisions of the Indenture and of the Outstanding Metro Notes are hereby amended such that (w) the Guarantee or Guarantees and all other obligations of the Guarantor under the Indenture to the Holders of the Outstanding Metro Notes or to the Trustee under the Indenture are removed, released and discharged; (x) the Guarantor shall have no obligations under the Indenture, the Outstanding Metro Notes, the Guarantee or the Guarantees; (y) the Trustee, the Holders and any beneficial owner of Outstanding Metro Notes shall have no rights against the Guarantor under the Indenture, the Outstanding Metro Notes, the Guarantee or the Guarantees; and (z) no act or failure to act of the Guarantor shall have any consequence whatsoever under the Indenture, the Outstanding Metro Notes, the Guarantee or the Guarantees.

Section 1.02. The first sentence of Section 9 of the Form of Initial Note and Section 8 of the Form of Series B Note, and each Outstanding Metro Note issued under the Indenture, is each hereby amended and restated in its entirety as follows:

[9.] [8.] DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Section 1.03. Section 12 of the Form of Initial Note and Section 11 of the Form of Series B Note, and each Outstanding Metro Note issued under the Indenture, is each hereby amended and restated in its entirety as follows:

[12.] [11.] DEFAULTS AND REMEDIES. The Indenture provides that each of the following events constitutes an Event of Default with respect to this Note: (i) failure to make any payment of principal when due (whether at maturity, upon redemption or otherwise) on the Notes; (ii) failure to make any payment of interest when due on the Notes, which failure is not cured within 30 days; (iii) failure of the Obligor to observe or perform any of its other respective covenants or warranties under the Indenture for the benefit of the holders of the Notes, which failure is not cured within 90 days after notice is given as specified in the Indenture; and (iv) certain events of bankruptcy, insolvency, or reorganization of the Obligor.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal amount hereof may be declared due and payable in the manner and with the effect provided in the Indenture.

Section 1.04. The Form of Initial Note and the Form of Series B Note, and each Outstanding Metro Note issued under the Indenture, is each hereby amended to remove therefrom the Guarantee substantially as set forth in Exhibit D to the Indenture.

Article 2
Miscellaneous

Section 2.01. The recitals contained herein shall be taken as the statements of Metro and the Guarantor, as applicable, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to perform the Indenture as supplemented hereby, but only upon the terms and conditions set forth in the Indenture.

Section 2.02. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern this Second Supplemental Indenture, the latter provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the modified or excluded provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 2.03. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 2.04. This Second Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and be governed by and construed in accordance with the laws of such state.

Section 2.05. This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.06. Notwithstanding anything to the contrary elsewhere herein, this Second Supplemental Indenture shall become effective as of the Operative Date (as defined below). The “Operative Date” will occur upon the date on which PepsiCo shall have accepted for purchase or exchange sufficient Outstanding Metro Notes corresponding to the Required Consents pursuant to the Offers. Written notice of the Operative Date shall be promptly provided by Metro (or at Metro’s request by PepsiCo) to the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

PEPSI-COLA METROPOLITAN BOTTLING COMPANY, INC., as successor-in-interest to The Pepsi Bottling Group, Inc.

By:	/s/ Ada Cheng
	Name:	Ada Cheng
	Title:	Vice President and Treasurer

BOTTLING GROUP, LLC, as Guarantor

By:	/s/ Ada Cheng
	Name:	Ada Cheng
	Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

[Signature page to Second Supplemental Indenture]